Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

METLIFE ANNOUNCES FULL REDEMPTION OF

4.368% SERIES D SENIOR DEBENTURES

NEW YORK, January 11, 2023 – MetLife, Inc. (NYSE: MET) today announced that it will redeem all of its outstanding 4.368% Series D Senior Debentures (the “Notes”), pursuant to the terms of the Notes. The full $1 billion outstanding principal amount of the Notes will be redeemed on February 10, 2023 (the “Redemption Date”).

The redemption price will be equal to the sum of (1) the greater of (A) the principal amount of the Notes; and (B) the present value, as of the Redemption Date, of all remaining scheduled principal and interest payments on the Notes from, but excluding, the Redemption Date through, and including, September 15, 2023 (not including any portion of such payments of interest that have accrued, or for which the regular record date has occurred, as of the Redemption Date), such present value to be calculated using discounting, on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at a discount rate equal to the lesser of (i) the Treasury Rate (as defined in the indenture for the Notes) plus fifty (50) basis points and (ii) fifteen percent (15%); and (2) (without duplication) unpaid interest that has accrued on the Notes to, but excluding, the Redemption Date. On and after the Redemption Date, all interest on the Notes will cease to accrue.

The Notes are held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Notes will be made by The Bank of New York Mellon Trust Company, N.A., as paying agent.

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For Media:

Brian Blaser

212-578-2415

BBlaser@metlife.com

For Investors:

John Hall

212-578-7888

John.A.Hall@metlife.com

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements

The forward-looking statements in this news release, which contains words such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it does not undertake any obligation to publicly correct or update any of these statements.